UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

INSPIRATO INCORPORATED
(Name of Registrant as Specified in is Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 9, 2025, Inspirato Incorporated issued the following press release:
INSPIRATO RESPONDS TO EXCLUSIVE INVESTMENTS PROPOSAL
•Board Determines Exclusive Proposal Is Reasonably Likely to Lead to a Superior Proposal
•Board reaffirms recommendation of Buyerlink Merger Agreement, pursuant to which Inspirato and Buyerlink would combine in a reverse merger transaction
DENVER — September 9, 2025 — Inspirato Incorporated (Nasdaq: ISPO) (“Inspirato” or the “Company”) today announced that its Board of Directors (the “Board”), after consultation with its independent financial and legal advisors and acting upon the recommendation of its Special Committee of independent directors (the “Special Committee”), has determined that the proposal set forth in the letter received on September 2, 2025 from Exclusive Investments, LLC (“Exclusive”) to acquire all of the outstanding equity of Inspirato for $3.15 per share in cash is reasonably likely to lead to a Superior Proposal as that term is defined in the Agreement and Plan of Merger the Company entered into with Buyerlink, Inc. (“Buyerlink”) on June 25, 2025 (the “Buyerlink Merger Agreement”).
As a result of this determination, the Board has authorized the Company, under the direction of the Special Committee, to engage in discussions and to exchange information with Exclusive in accordance with the Buyerlink Merger Agreement. While the Board has determined that the Exclusive proposal is reasonably likely to lead to a Superior Proposal, there can be no assurance that the Exclusive proposal will ultimately result in a Superior Proposal or that any transaction with Exclusive will result from Inspirato’s discussions with Exclusive. Inspirato has communicated to Exclusive that Inspirato’s willingness to engage in negotiations with Exclusive is subject to certain conditions, including conditions regarding price and evidence of Exclusive’s financing capability.
As previously announced, Inspirato entered into the Buyerlink Merger Agreement, pursuant to which Inspirato and Buyerlink would combine in a reverse merger transaction. The Board reaffirms its recommendation of, and its declaration of advisability with respect to, the Buyerlink Merger Agreement and the transactions contemplated thereby.
About Inspirato
Inspirato (Nasdaq: ISPO) is a luxury vacation club and property technology company that provides access to a portfolio of curated vacation options, delivered through an innovative model designed to ensure the service, certainty, and value that discerning travelers demand. For more information, visit www.inspirato.com and follow @inspirato on Instagram, Facebook, X, and LinkedIn.
Additional Information about the Proposed Buyerlink Transaction and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed merger of Inspirato and Buyerlink. Information regarding the proposed merger can be found in Inspirato’s definitive proxy statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (“SEC”) on August 29, 2025, and any amendments thereto. This communication is not a substitute for the definitive proxy statement or for any other document that Inspirato may file with the SEC or send to its stockholders in connection with the proposed merger. INSPIRATO STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the SEC’s website at www.sec.gov or by visiting the investor relations section of Inspirato’s website.

Inspirato, Buyerlink, and certain of their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed merger under the rules of the SEC. Information about such participants is set forth in the definitive proxy statement and other relevant documents filed with the SEC.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the Exclusive proposal, the Buyerlink transaction, and related matters. Forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such statements, including, among others: the possibility that the Exclusive proposal does not result in a definitive agreement or completed transaction; the possibility that the Buyerlink transaction is not completed in a timely manner or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Buyerlink Merger Agreement; the outcome of any legal proceedings related to the transactions; and other risks described in the “Risk Factors” section of Inspirato’s filings with the SEC. Inspirato undertakes no obligation to update any forward-looking statements, except as required by law.
Contacts: Investors: ir@inspirato.com
Media: communications@inspirato.com